Exhibit 99.1

AmCOMP Incorporated Announces the Pricing of its Initial Public Offering

NORTH PALM BEACH, FL, FEBRUARY 10, 2006 - AmCOMP Incorporated (Nasdaq: AMCP) announced today the pricing of its initial public offering of 10,500,000 shares of its common stock at a price to the public of $9.00 per share. Of the shares sold in the offering, 6,000,000 were offered by AmCOMP and 4,500,000 were offered by selling stockholders. The underwriters have been granted a 30-day option to purchase up to an additional 1,575,000 shares of common stock from certain stockholders at the initial public offering price to cover over-allotments, if any. The shares will be listed on the Nasdaq National Market under the symbol “AMCP”.

Friedman, Billings, Ramsey & Co., Inc. acted as sole book-running manager for the offering. Raymond James and BB&T Capital Markets acted as co-managers for the offering.

The offering of the securities is made only by means of a prospectus, copies of which may be obtained from Friedman, Billings, Ramsey & Co., Inc. at 1001 Nineteenth Street North, 18th Floor, Arlington, VA 22209.

A registration statement relating to AmCOMP’s common stock has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About AmCOMP

With roots dating back to 1982, AmCOMP Incorporated is an insurance holding company whose wholly owned subsidiaries, AmCOMP Preferred and AmCOMP Assurance, are mono-line workers’ compensation insurers with products that focus on value-added services to policyholders. Currently marketing insurance policies in 11 core states and targeting small to mid-sized employers in a variety of industries, AmCOMP distributes its products through independent agencies.

Contacts:

Kumar Gursahaney

Chief Financial Officer

AmCOMP, Inc.

561-840-7171 ext. 11700

Gale Blackburn

Vice President of Investor Relations

AmCOMP, Inc.

561-840-7171 ext. 11586